Exhibit 10.11

Partnership Agreement between ACS FIREHOUSE Solutions and

FiRST Responder Systems and Technology, Inc.

This is a Partnership Agreement between ACS FIREHOUSE Solutions. (ACS) and FiRST Responder Systems & Technology, Inc. (FiRST). All logos, brands, trademarks, intellectual property and the like are the property of their respective owners and proper citation and usage for brands and marks will be outlined according to both companies’ practices in a later document.

1.	This is a good faith agreement between the parties and understands and appreciates that there is a cost involved at each step of this partnership, whether it be: integration, CD replication, mailing, sales follow-up or key code distribution. Both companies see a value in working together to provide customers with integrated systems and services.

2.	HazGuide will be priced to the customer using the multi-user model that ACS uses for its desktop versions. The number of HazGuide licenses a customer will be required to buy is equal to the number of licenses the customer owns of ACS Software.

3.	HazGuide will maintain its $489.00 retail price for the first (base) user and then $150 per user for each additional user beyond the first user. ACS will be paid $100 dollars on each base license and $30 for each additional license.

4.	ACS also produces a mobile preplan application. Each Mobile FH License will require a base license to HazGuide ($489.00) with the same $100 per license due ACS.

5.	ACS agrees to distribute an evaluation version of HazGuide to ACS FIREHOUSE Solutions customers as part of their customers’ normal maintenance agreement. The cost of duplication will be the responsibility of FiRST. The evaluation media will be shipped in plain paper CD envelopes.

6.	The demo of HazGuide will time out after 60 days.

7.	Customers will contact ACS FIREHOUSE Solutions to purchase the product.

a.	ACS will then notify FiRST of the customer name and address and provide FiRST with a proof-of-purchase.

b.	FiRST will then issue the appropriate number of key codes directly to the customer which will fully activate their valid licenses.

c.	Accounts will be reconciled on a monthly basis. Deliverables include a sales report, a tracking of current and aging accounts receivable, and a payment of net receivables to FiRST.

8.	Co-marketing efforts will be considered on a case-by-case basis. All co-marketing efforts, marketing materials and the use of ACS’ name, the FIREHOUSE product names, and the ACS or FIREHOUSE logos require ACS marketing approval. Similarly, all co-marketing efforts, marketing materials and the use of FiRST’s name, the FiRST product names, and the FiRST or FiRST product logos require FiRST’s marketing approval. ACS and First will include an announcement in their respective customer newsletters and on their web sites. A formal press release shall not be issued by either company.

9.	FiRST will ship 2,000 copies of HazGuide per month to ACS for a period of three months, for a total of 6,000 units. Additionally, FIRST will provide an equal number of one-page slicks to accompany the HazGuide copies.

10.	ACS FIREHOUSE Solutions will mail out 6,000 pieces of HazGuide product with slicks to 6,000 ACS FIREHOUSE Solutions customers included as part of the normal update cycle to ACS FIREHOUSE Solutions Customers.

11.	Database corrections to HazGuide such as an addition or deletion of data will be provided to FIREHOUSE at no charge and the patch will be made available to users.

12.	Additional features, capabilities or databases to HazGuide that are developed in the future will be available to ACS FIREHOUSE Solutions customers as an upgrade at a price to be determined at that time, but not to exceed the retail price to non-ACS FIREHOUSE Solutions customers and in keeping with the multi-user model.

Agreed and signed:

/s/ Sanjay Kalasa	/s/ Thomas Anderson
Sanjay Kalasa Director ACS Firehouse Solutions.	Thomas Anderson Chief Operating Officer FiRST Responder Systems & Technology, Inc.

9/24/05	10/26/05
Date	Date